Exhibit 10.1

Execution Version

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BANK OF AMERICA, N.A.
One Bryant Park
New York, NY  10036

CONFIDENTIAL

January 11, 2015

AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087
Attention: J.F. Quinn

Project Roscoe
Bridge Facility Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS” and, together with Bank of America, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) a company previously identified to us as “Roscoe” (the “Target”) and to consummate the other Transactions (as defined in the Term Sheet (as defined below)).  The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by a wholly-owned subsidiary of the Borrower (“Merger Sub”) in the Offer (as defined in the Acquisition Agreement (as defined in the Term Sheet)) and (ii) promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as your direct or indirect wholly-owned subsidiary.  In connection therewith, the Borrower intends to obtain a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $2,150,000,000 (as such amount may be reduced as set forth in the Term Sheet) and having the terms and conditions set forth in the Term Sheet.  The date of consummation of the Offer is referred to herein as the “Closing Date.”

1.        Commitments.  In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide the full aggregate principal amount of the Bridge Facility (in such capacity, the “Initial Bridge Lender”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, all upon and subject to the terms set forth in this letter agreement and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, the “Commitment Letter”) and subject only to the express conditions set forth in Section 5 of this Commitment Letter and on Exhibit B hereto.  MLPFS is also pleased to advise you of its willingness, and you hereby engage MLPFS, to act as sole and exclusive lead arranger and sole and exclusive bookrunner (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders (including Bank of America) for the Bridge Facility (collectively, the “Lenders”) in consultation with, and reasonably acceptable to, you (it being understood that the Permitted Assignees (as defined below) shall be deemed to be reasonably acceptable to you).  You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments in connection with the Bridge Facility unless you and we shall so agree; provided that you may, in consultation with us, appoint up to two financial institutions as documentation agents for the Bridge Facility.  The commitments of the Initial Bridge Lender in respect of the Bridge Facility and the undertaking of the Lead Arranger to provide the services described herein are subject solely to the satisfaction of each of the conditions precedent set forth in Section 5 of this Commitment Letter and in Exhibit B hereto.  All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.

2.        Syndication.  The Lead Arranger intends to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (but in no event prior to the public announcement of the Acquisition) and you agree to provide us with a period of at least 30 consecutive days following the date hereof and prior to the Closing Date to syndicate the Bridge Facility.  Notwithstanding the Lead Arranger’s right to syndicate the Bridge Facility and receive commitments with respect thereto, except as provided for in Section 8, (a) no assignment or novation shall become effective with respect to all or any portion of the Initial Bridge Lender’s commitment in respect of the Bridge Facility until after the initial funding of the Bridge Facility on the Closing Date and (b) unless you otherwise agree in writing, the Initial Bridge Lender shall retain exclusive control over all rights and obligations with respect to its commitment and other obligations hereunder, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter and of the Fee Letter, until the initial funding of the Bridge Facility on the Closing Date.  Without limiting your obligations to assist with syndication efforts as set forth herein, the Initial Bridge Lender agrees that neither the commencement nor the completion of such syndication of, nor the receipt of commitments or participations in respect of, all or any portion of its commitment hereunder prior to the initial funding of the Bridge Facility is a condition to its commitment hereunder.

 Until the earlier of 60 days following the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter) (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arranger in achieving a Successful Syndication (as defined in the Fee Letter).  Such assistance shall include (a) your providing, and your using commercially reasonable efforts to cause your advisors to provide, the Lead Arranger and the Initial Bridge Lender upon reasonable request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the Transactions (including the Projections (as hereinafter defined)) (subject to, in the case of your advisors, the delivery of customary non-disclosure and non-reliance agreements reasonably acceptable to the Lead Arranger and such advisors), (b) your assistance in the preparation of an information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type (each, an “Information Memorandum”) and other customary materials to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit from your existing lending relationships, (d) your using commercially reasonable efforts to obtain, prior to the launch of the syndication, updates to, or confirmations of, the Public Debt Ratings of the Borrower (giving effect to the Transactions) from Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Financial Services LLC (“S&P”) and Fitch, Inc. (“Fitch”), (e) subject to the provisions of Section 8 hereof, your using commercially reasonable efforts to execute and deliver the Credit Documentation (as hereinafter defined) or, if applicable, one or more Joinder Agreements (as hereinafter defined), in each case as soon as reasonably practicable following commencement of syndication of the Bridge Facility and (f) your otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and non-legal advisors available from time to time to attend and make presentations at one or more meetings of prospective Lenders at times and places to be mutually agreed.

 Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, but without limiting the conditions precedent in Section 5 hereof or Exhibit B hereto, and without limiting your obligations to assist with syndication in this Section 2, compliance with any of the provisions set forth in this Section 2 shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date.

 In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that from the date hereof until the Syndication Date, the Borrower will not issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries (other than (i) the Senior Notes, (ii) the Term Loan Facility, (iii) amendments or refinancings of the Existing Credit Facility that do not increase the aggregate committed amount thereof (plus accrued and unpaid interest and premium thereon and underwriting discounts, fees, commissions and expenses), (iv) any commercial paper issued in the ordinary course of business, (v) capital leases or other debt issued or incurred to finance the acquisition of fixed or capital assets and (vi) any other financing agreed by the Lead Arranger), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letter, unless you and the Lead Arranger shall otherwise agree.  It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arranger.

3.        Information Requirements.  You hereby represent and warrant that (a) all written information, other than Projections, forward-looking information and other information of a general economic or industry specific nature, that has been or is hereafter made available to the Lead Arranger or any of the Commitment Parties by or on behalf of you or any of your representatives in connection with the Transactions (which representation and warranty shall be to your knowledge to the extent it relates to the Target or its subsidiaries), taken as a whole after giving effect to all supplements and updates provided thereto (the “Information”), as and when furnished, is and will be correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements were or are made, not materially misleading (giving effect to supplements thereto from time to time) and (b) all financial projections concerning the Borrower, the Target and their subsidiaries that have been or are hereafter made available to the Lead Arranger or any of the Commitment Parties by or on behalf of you or any of your representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time such Projections are furnished to the Lead Arranger or any Commitment Party (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material).  You agree that if at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time.  In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

 You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target, or your or their affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will use your commercially reasonable efforts to assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

 Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.  In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time after your receipt of such materials and prior to their intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) drafts and final versions of definitive documents with respect to the Bridge Facility.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you.  You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

 4.           Fees and Indemnities.

(a)            You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”).  You also agree to reimburse the Commitment Parties from time to time promptly after demand for all reasonable documented or invoiced out-of-pocket fees and expenses (including, but not limited to, (i) the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of a single counsel, as counsel to the Commitment Parties and the Administrative Agent and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively, and (ii) due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby, in the case of legal of fees and expenses, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility and in all other cases, if the Closing Date occurs.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b)            You also agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole, and, if necessary, of a single local counsel in each relevant regulatory field and in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Party in each relevant jurisdiction))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or the other transactions contemplated hereby or (b) the Bridge Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s material breach of this Commitment Letter, the Fee Letter or any of the Credit Documentation, (y) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (z) disputes solely among Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any Proceeding (as hereinafter defined) against a Commitment Party in its capacity or in fulfilling its role as an administrative agent, arranger or similar role with respect to the Bridge Facility).  In the case of any litigation, investigation or proceeding to which the indemnity in this paragraph applies (any of the foregoing, a “Proceeding”), such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Target or their subsidiaries, affiliates or equity holders, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated.  It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender.  Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any indirect, special, punitive or consequential damages in connection with the Bridge Facility; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in a claim for which an Indemnified Party is entitled to indemnification hereunder.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.  You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above.  You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against such Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

5.           Conditions to Financing.  The Initial Bridge Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject to (a) since the date hereof, no change, event or occurrence shall have occurred that has had, or would reasonably be expected to have, a Target Material Adverse Effect (as defined below), (b) the execution and delivery of definitive documentation with respect to the Bridge Facility subject to the Funds Certain Provision and consistent with this Commitment Letter and the Fee Letter (or as otherwise reasonably satisfactory to the Lead Arranger and you) (the “Credit Documentation”) and (c) the satisfaction of the other conditions set forth on Exhibit B hereto, it being understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder with respect to the Bridge Facility or the Lead Arranger’s agreement to perform the services described herein other than those expressly stated or referred to in this paragraph.

For the purposes hereof, “Target Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, (x) has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (y) would, individually or in the aggregate, materially impair, prevent or delay consummation by the Company of the Transactions; provided that none of the following, and no fact, circumstance, change, event, occurrence or effect arising out of or relating to the following, shall constitute a “Target Material Adverse Effect” or be taken into account in determining whether a “Target Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) any facts, circumstances, changes, events, occurrences or effects generally affecting (i) any of the industries in which the Company and its Subsidiaries operate or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (i) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (ii) the announcement of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any change to the extent resulting or arising from the identity of Parent, Merger Sub or their respective Affiliates, (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados, drought or other natural disasters, (v) any change or announcement of a potential change in the Company’s credit ratings (it being understood that the facts or occurrences giving rise or contributing to such event may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect to the extent such facts or occurrences are not otherwise excluded from the definition of Target Material Adverse Effect), (vi) any litigation brought by stockholders of the Company alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby, (vii) any decline in the market price, or change in trading volume, of any capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect to the extent such facts or occurrences are not otherwise excluded from the definition of Target Material Adverse Effect) or (viii) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Target Material Adverse Effect to the extent such facts or occurrences are not otherwise excluded from the definition of Target Material Adverse Effect); provided, that in the case of clauses (a)(i), (a)(ii), (b)(i), (b)(iii) and (b)(iv) above, such facts, circumstances, changes, events, occurrences or effects may be taken into consideration in determining whether there has been or would reasonably expected to be a Target Material Adverse Effect if they disproportionately affect the Company and its Subsidiaries taken as a whole as compared to other participants in the businesses and industries in which the Company and its Subsidiaries operate (it being understood and agreed that capitalized terms used in this definition have the meanings specified therefor in the Acquisition Agreement in effect on the date hereof).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) such representations and warranties made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in the second preceding paragraph of this Section 5 are satisfied or waived.  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate status; corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery and enforceability of the Credit Documentation; no conflicts of the Credit Documentation with charter documents or the Existing Debt Documents of the Borrower (with respect to the Existing Credit Facility (as defined in the Term Sheet), other than the financial covenant); solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transactions (with solvency to be defined in a manner consistent with the form of solvency certificate attached as Annex I to Exhibit B hereto); Federal Reserve margin regulations; the U.S.A. Patriot Act; use of proceeds not violating laws against sanctioned persons and anti-corruption laws; and the Investment Company Act and the absence any continuing event of default (limited to (a) violation of the following negative covenants: debt, liens, fundamental changes, investments, sales of assets (but only to the extent any such sale would constitute a sale of all or substantially all of the assets of the Borrower and its subsidiaries), (b) bankruptcy defaults, (c) payment defaults, (d) change of control and (e) cross-acceleration to and cross-payment default under the Existing Debt Documents and under documents governing indebtedness for borrowed money of the Borrower in an aggregate principal amount greater than $100,000,000).  This paragraph is referred to as the “Funds Certain Provision”.  “Existing Debt Documents” means (i) the Existing Credit Facility, as amended from time to time, (ii) each indenture and supplemental indenture governing the notes issued by the Borrower and outstanding on the date hereof, (iii) the Revolving Credit Note dated as of March 8, 2013 executed by the Borrower in favor of Citizens Bank of Pennsylvania (as amended, amended and restated, supplemented or otherwise modified from time to time) and (iv) the Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010, among Amerisource Receivables Financial Corporation, as seller, AmerisourceBergen Drug Corporation, as initial servicer, the various purchaser groups from time to time party thereto and Bank of America, National Association, as administrator (as amended, amended and restated, supplemented or otherwise modified from time to time) and any related documentation.

6.           Confidentiality and Other Obligations.  This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your board of directors, officers or employees and the accountants, attorneys and other professional advisors of each of the foregoing in connection with the Transactions, (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (iii) in the case of the Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations, (iv) this Commitment Letter (including the Term Sheet) and, solely with respect to clause (A), the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to (A) the Target and the board of directors, officers, employees, accountants, attorneys and other advisors of any of the foregoing in connection with their consideration of the Transactions and (B) to rating agencies and (v) you may disclose the aggregate amount of the fees payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Bridge Facility.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, provided that the Commitment Parties shall be responsible for such affiliates’, employees’, legal counsel’s, independent auditors’ and other experts’ or agents’ compliance with this paragraph to the extent any such person is not otherwise bound in writing by the terms of this paragraph (or language substantially similar to this paragraph), (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to actual or prospective, direct or indirect  counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Target or any of their respective subsidiaries or any of their respective obligations; provided that the disclosure of any such information to any actual or prospective, direct or indirect counterparty (or their advisors) to any such swap or derivative transaction shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material).  This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours.  The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Target and their respective affiliates with the same degree of care as they treat their own confidential information.  The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties, subject to the immediately preceding paragraph, are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Target or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each financing transaction contemplated hereby and the process leading to such financing transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.

                      7.           Survival of Obligations.  The provisions of Sections 2, 3, 4, 6 and 8 of this Commitment Letter shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility.

8.           Miscellaneous.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of “Target Material Adverse Effect” (and whether or not a “Target Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to your obligation to consummate the Acquisition or such failure gives you the right to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof.  Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof.  No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.  Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

Except as set forth in the immediately succeeding sentence, this Commitment Letter may not be assigned by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).  The Initial Bridge Lender may assign all or a portion of its commitment hereunder to one or more prospective Lenders (i) that are approved by you in writing as to the identity of the assignee and the amount of such assignment (such approval not be unreasonably withheld or delayed), or (ii) that are lenders under the Existing Credit Facility or have otherwise been expressly identified to us in writing on or prior to the date hereof (each, a “Permitted Assignee”); provided that the amount of any such assignment to a Permitted Assignee described in clause (ii) above shall also be subject to the approval of the Borrower (such approval not be unreasonably withheld or delayed) (it being understood that Borrower shall be deemed to have approved the amount of any such assignment that does not exceed such Permitted Assignee’s invitation level as agreed by you and us prior to the date hereof), whereupon the Initial Bridge Lender shall be released from the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve the Initial Bridge Lender of its obligations hereunder, except to the extent such assignment is evidenced by, as we shall reasonably agree, (i) a customary joinder agreement (a “Joinder Agreement”) pursuant to which such lender agrees to become party to this Commitment Letter and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in the Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us, or (ii) the Credit Facility Documentation.

Any and all obligations of, and services to be provided by Bank of America hereunder (including, without limitation, the Initial Bridge Lender’s commitment) may be performed and any and all rights of Bank of America hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, Bank of America may, subject to Section 6 hereof, exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to Bank of America hereunder.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m. (New York City time) on January 11, 2015, whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby (it being understood and agreed that the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Bridge Facility shall be paid by wire transfer of immediately available funds to the account specified by us not later than 5:00 p.m. (New York City time) on January 12, 2015).  This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time.  Thereafter, all commitments and undertakings of each Commitment Party hereunder (or under the Credit Documentation, as applicable) will expire on the earliest of (a) the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof), (b) the consummation of the Offer, (c) the execution of the Credit Documentation, (d) the date that the Acquisition Agreement is terminated or expires in accordance with its terms without the closing of the Acquisition and (e) receipt by Bank of America of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Joseph L. Corah
	Name:	Joseph L. Corah
	Title:	Director

Signature Page to Bridge Facility Commitment Letter

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew Walters
	Name:	Matthew Walters
	Title:	Vice President

Signature Page to Bridge Facility Commitment Letter

Accepted and agreed to as of the date first
written above:

AMERISOURCEBERGEN CORPORATION

By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Executive Vice President & Chief Financial Officer

Signature Page to Bridge Facility Commitment Letter

EXHIBIT A
SUMMARY OF TERMS AND CONDITIONS
BRIDGE FACILITY

                      Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	AmerisourceBergen Corporation, a Delaware corporation, (the “Borrower”).

Guarantors:	None.

Transactions:
The Borrower intends to acquire (the “Acquisition”) a company previously identified as “Roscoe” (the “Target”) pursuant to an acquisition agreement (together with the schedules and exhibits thereto, the “Acquisition Agreement” ) dated as of January 11, 2015 between the Borrower, a wholly-owned subsidiary of the Borrower (“Merger Sub”) and the Target for an aggregate cash consideration set forth in the Acquisition Agreement as in effect on the date hereof (“Acquisition Consideration”).  The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by Merger Sub in the Offer (as defined in the Acquisition Agreement) and (ii) promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as a direct or indirect wholly-owned subsidiary of the Borrower.  In connection with the Acquisition, the Borrower intends to (a) obtain a 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”).  It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by (i) the issuance of senior unsecured notes by the Borrower through a public offering or in a private placement (the “Senior Notes”) and (ii) the proceeds of a senior unsecured term loan credit facility (the “Term Loan Facility” and, together with the Senior Notes, the “Permanent Financing”).  The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).

Lead Arranger and Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunner for the Bridge Facility (the “Lead Arranger”).

Lenders:	Bank of America and other banks, financial institutions and institutional lenders selected in accordance with the Commitment Letter.

Bridge Facility:	A 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of up to $2,150,000,000 (the “Bridge Facility”).

Purpose:	The proceeds shall be used by the Borrower (i) to pay the Acquisition Consideration and (ii) to pay the Transaction Costs.

Availability:	The Bridge Facility shall be available in a single draw on the Closing Date.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:
Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes.

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:
On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid at par plus accrued and unpaid interest, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds in excess of $25,000,000 of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds), subject to exceptions to be agreed upon and subject to reinvestment rights to be agreed and subject to any restrictions set forth in any indebtedness agreement of the Borrower or its subsidiaries;

(b) 100% of the committed amount of any term loan facility (including, without limitation, the Term Loan Facility) entered into for the purpose of financing the Transactions (such reduction to occur automatically upon, but in no event prior to, the effectiveness of definitive credit agreement for such term loan credit facility);

(c) without duplication of clause (b) above, 100% of the net cash proceeds in excess of $25,000,000 received from any incurrence of debt for borrowed money (including, without limitation, any Senior Notes and any proceeds of any term loan facility) other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) to the extent the proceeds are not used to consummate the Acquisition, any debt of the Borrower or any of its subsidiaries incurred under the Fourth Amended and Restated Credit Agreement dated as of August 13, 2014 among the Borrower, JPMorgan Chase, N.A., as Administrative Agent, and the lenders from time to time party thereto (the “Existing Credit Facility”), (iii) any working capital facilities (including receivables securitization facilities) of the Borrower or any of its subsidiaries, (iv) any commercial paper issued in the ordinary course of business, (v) capital leases or other debt issued or incurred to finance the acquisition of fixed or capital assets and (vi) other debt for borrowed money to be agreed upon; and

(d) 100% of the net cash proceeds in excess of $25,000,000 received from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries, subject to exceptions to be agreed upon including (i) equity interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds, (ii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement and (iii) equity interests or such other securities issued to the Borrower or any of its subsidiaries.

In addition, the commitments shall terminate on the earliest of (x) the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof), (y) the consummation of the Offer and (z) the date that the Acquisition Agreement is terminated or expires in accordance with its terms without the closing of the Acquisition.

Optional Prepayments and Commitment Reductions:
The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom.  The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the Commitment Letter.

Representations and Warranties:
Substantially similar to the Existing Credit Facility and limited to: (i) organization; power; (ii) authorization; enforceability; (iii) governmental approvals; no conflicts; (iv) financial condition; no material adverse change; (v) properties; (vi) litigation and environmental matters; (vii) compliance with laws and agreements; (viii) investment company status; (ix) taxes; (x) ERISA; (xi) disclosure; (xii) subsidiaries; (xiii) insurance; (xiv) labor matters; (xv) anti-corruption laws and sanctions; (xvi) the U.S.A. Patriot Act and (xvii) solvency as of the Closing Date.

Covenants:	Substantially similar to the Existing Credit Facility and limited to:

(a)
Affirmative Covenants:  (i) financial statements and other information; (ii) notices of material events; (iii) existence; conduct of business; (iv) payment of obligations; (v) maintenance of properties; insurance; (vi) books and records; inspection and audit rights; (vii) compliance with laws; (viii) use of proceeds and letters of credit; and (ix) senior debt status.

(b)
Negative Covenants:  Restrictions on (i) subsidiary indebtedness; (ii) liens (with an exception for liens securing the Existing Credit Facility without any requirement for equal and ratable treatment of the Bridge Facility to the extent the failure to include such exception would violate the Existing Credit Facility); (iii) fundamental changes, (iv) investments, loans, advances, guarantees and acquisitions; (v) asset sales; (vi) hedging agreements; (vii) restricted payments; certain payments of indebtedness; (viii) transaction with affiliates; (ix) restrictive agreements; (x) modification to material documents; and (xi) change to fiscal quarters.

(c) Financial Covenant:

●
Maximum Consolidated Leverage Ratio of 3.00 to 1.00 calculated in a manner substantially similar to the Existing Credit Facility as in effect on the date hereof, except that Consolidated EBITDA shall include an addback for non-cash expenses and charges associated with derivatives transactions, including such non-cash expenses and charges attributed to warrants issued and any associated hedging transactions.

Events of Default:
Substantially similar to the Existing Credit Facility and limited to: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross-defaults to other material indebtedness; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults; (vii) actual or asserted impairment of Credit Documentation; (viii) change of control; and (ix) customary ERISA defaults.

Assignments and Participations:
Prior to the Closing Date, the Lenders will be permitted to assign commitments under the Bridge Facility in the same manner (and subject to the same consent rights of the Borrower) as assignments by the Initial Bridge Lender as set forth in Section 8 of the Commitment Letter.  From and after the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld, and such consent not to be required (x) during the continuance of an Event of Default or (y) in connection with an assignment to a Lender, an affiliate of a Lender or an approved fund).  Each assignment will be in minimum amounts to be agreed.  The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within five business days.  All assignments shall require the consent of the Administrative Agent. The Lenders will be permitted to sell participations in loans and commitments without restriction.  Voting rights of participants shall be limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent.

Waivers and Amendments:
Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender will be required with respect to, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender and (iii) extensions of scheduled maturities or times for payment of the loans or commitments of such Lender.

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole, and, if necessary, of a single local counsel in each relevant regulatory field and in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Party in each relevant jurisdiction)), except, in each case, to the extent such losses, liabilities, claims, damages or expenses resulted from (x) such Indemnified Party’s material breach of the Credit Documentation, (y) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (z) disputes solely among Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any proceeding against the Administrative Agent or any Lead Arranger in its capacity or in fulfilling its role as an administrative agent or arranger under the Bridge Facility).  This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Bridge Facility to close.

Governing Law:	New York.

Expenses:
The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Administrative Agent’s counsel, in the case of legal fees and expenses of the Administrative Agent’s counsel, regardless of whether or not the Bridge Facility is closed and in all other cases, if the Bridge Facility is closed.  The Borrower will also pay the expenses of each Lender in connection with the enforcement of any of the Credit Documentation related to the Bridge Facility.

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ANNEX I
TO EXHIBIT A

Interest Rates:
The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (i) LIBOR (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as hereinafter defined) or (ii) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Base Rate Margin (as hereinafter defined).

The Borrower may select interest periods of one, two, three or six months for LIBOR advances.  Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type and consistent with the Existing Credit Facility (and in any event shall not be less than 0%).

Default Interest:
During the continuance of a payment event of default, (i) with respect to overdue principal each loan shall bear interest for the remainder of the applicable interest period at the rate otherwise applicable to such loan plus 2% and (ii) with respect to any other overdue amount, each loan shall bear interest at the Base Rate plus the Applicable Base Rate Margin plus 2%.

Applicable LIBOR Margin:

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
Public Debt Rating	≥A+/A1/A+	A/A2/A	A-/A3/A-	BBB+/Baa1/BBB+	≤BBB/Baa2/BBB
Closing Date through 89 days following the Closing Date	75 bps	87.5 bps	100.0 bps	112.5 bps	125 bps
90th day following the Closing Date through 179th day following the Closing Date	100 bps	112.5 bps	125.0 bps	137.5 bps	150 bps
180th day following the Closing Date through 269th day following the Closing Date	125 bps	137.5 bps	150.0 bps	162.5 bps	175 bps
From the 270th day following the Closing Date	150 bps	162.5 bps	175.0 bps	187.5 bps	200 bps

The foregoing pricing shall be based on the senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of the Borrower issued by Standard & Poor’s Financial Services LLC (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch, Inc. (“Fitch”) (the “Public Debt Rating”).  If any of Moody’s, S&P or Fitch shall not have in effect a Public Debt Rating (other than by reason of (i) a change to the rating system of such agency or (ii) such agency ceasing to be in the business of rating corporate debt obligations), then such rating agency shall be deemed to have established a Public Debt Rating under Pricing Level V.  In the case of split ratings, if two Public Debt Ratings fall within the same category, the pricing level shall be determined by reference to such category; in all other cases the pricing level shall be based on the category in which the second highest Public Debt Rating falls.

Applicable Base Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0%. (the “Applicable Base Rate Margin”).

Duration Fees:
The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Undrawn Commitment Fees:
The Borrower will pay a fee (the “Undrawn Commitment Fee”), for the ratable benefit of the Lenders, in an amount equal to 0.125% of the undrawn portion of the commitments in respect of the Bridge Facility, which such fee shall accrue from and including the later of (x) the date that is thirty days following the date hereof and (y) the date of execution of the Credit Documentation to but excluding the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date (such earlier date, the “Fee Payment Date”), such Undrawn Commitment Fee shall by be due and payable on the Fee Payment Date and shall be calculated based on the number of days (if any) elapsed in a 360-day year.

B-2

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

                      Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

                      The initial borrowing under the Bridge Facility will be subject to the following additional conditions precedent:

(i)           The Acquisition Agreement (including all schedules and exhibits thereto) and all other related documentation shall be satisfactory to the Lead Arranger (it being understood that the Acquisition Agreement delivered to the Lead Arranger at 9:04 p.m. on January 10, 2015 is satisfactory).  The Offer and the Merger shall be consummated substantially concurrently with the closing of the Bridge Facility in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements or waivers thereto or consents thereunder (including, for the avoidance of doubt, with respect to the Offer Conditions (as defined in the Acquisition Agreement as in effect on the date hereof)) that are materially adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent (not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that (i) any increase in the Offer Price (as defined in the Acquisition Agreement as in effect on the date hereof), shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers, unless such increase (x) does not exceed 10% in the aggregate or (y) is funded solely with equity or cash on hand of the Borrower, (ii) any decrease in the Offer Price in excess of 10% in the aggregate shall be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers, (iii) any decrease in the Offer Price of less than 10% in the aggregate shall be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers, unless such decrease in the Offer Price shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility and (iv) any waiver or modification of the Minimum Tender Condition (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Lenders.

(ii)           The Lead Arranger shall have received for each of the Borrower and the Target (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated and consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date, which financial statements shall, in all material respects, meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to Form 10-K or Form 10-Q, as applicable, and a registration statement under such Act on Form S-3.  The Lead Arranger acknowledges the receipt of the financial statements referred to in clause (a) for each of the Borrower and the Target for the fiscal years ended on September 30, 2012, September 30, 2013, and September 30, 2014.

(iii)           The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph (ii) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement).

(iv)           Subject to the Funds Certain Provision, (A) the Administrative Agent shall have received customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and a borrowing notice, (B) the Acquisition Agreement Representations shall be true and correct, except to the extent that failure of such Acquisition Agreement Representations to be true and correct would not give the Borrower (or a subsidiary) the right to terminate its (or its affiliates’) obligations under the Acquisition Agreement or result in a failure to satisfy a condition to the Borrower’s (or the Borrower’s affiliates’) obligations to consummate the Acquisition pursuant to the Acquisition Agreement and (C) the Specified Representations shall be true and correct as of the Closing Date in all material respects; provided that any such Specified Representation that is qualified by materiality or a reference to “Material Adverse Effect” shall be true and correct in all respects.

(v)           The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in the form attached hereto as Annex I certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(vi)           The Lead Arranger, the Administrative Agent and the Lenders shall have received all fees and expenses invoiced at least three business days prior to the Closing Date and required to be paid on or prior to the Closing Date pursuant to the Fee Letter or otherwise.

(vii)           The Lead Arranger shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested in writing at least 10 days prior to the Closing Date.

(viii)           (i) The Borrower shall have delivered to the Administrative Agent and to one or more investment banks engaged to publicly sell or privately place the Permanent Financing (collectively, the “Investment Bank”), not later than 15 business days prior to the Closing Date, a complete printed preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary offering registered under the Securities Act of 1933, as amended, or pursuant to Rule 144A relating to the Permanent Financing, which contains all financial statements and other data that the Securities and Exchange Commission would require in a registered offering of the applicable Permanent Financing (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by your or Target’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all required pro forma financial information prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, unless otherwise agreed), and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the applicable Permanent Financing (it being understood that none of such information need include a business description (other than in summary form) or Management’s Discussion and Analysis of Financial Condition and Results of Operations relating to the Target and its consolidated subsidiaries) or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the applicable Permanent Financing  (and the Borrower shall have made commercially reasonable efforts to arrange for the delivery of such comfort or, if no offering of Senior Notes occurs prior to the Closing Date, a substantially complete draft of the Offering Document) and (ii) the Investment Bank shall have been afforded a period of at least 15 consecutive business days commencing on the date of delivery of the Offering Document and ending on the third business day prior to the Closing Date to seek to place the Senior Notes, during which time the Borrower shall have caused the senior management and other representatives of the Borrower to provide access in connection with due diligence investigations and to participate in a customary “road show” (and at no time during which period the financial information in the Offering Document shall be “stale”).  If the Borrower shall in good faith reasonably believe that it has delivered the Offering Document together with the information and data required to be delivered pursuant to clause (i) of this paragraph (viii), the Borrower may deliver to the Administrative Agent written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have satisfied its requirements under clause (i) of this paragraph (viii) on the date specified in such notice and the 15 business day marketing period shall be deemed to have commenced on the date specified in such notice, in each case unless the Administrative Agent in good faith reasonably believes that the Borrower has not delivered the Offering Document together with the information and data required to be delivered pursuant clause (i) of this paragraph (viii) and, within three business days after their receipt of such notice from the Borrower, the Administrative Agent delivers a written notice to the Borrower to that effect (stating with specificity which information is required to satisfy the Borrower’s requirements under clause (i) of this paragraph (viii) for purposes of compliance with this condition only).

ANNEX I
FORM OF SOLVENCY CERTIFICATE

Reference is made to the Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●]; unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, the undersigned, solely in my capacity as the Chief Financial Officer of the Borrower, and not in my individual capacity, do hereby certify that, on the Closing Date after giving effect to the Transactions:

(a) the fair value of the property of the Borrower and its Subsidiaries (taken as a whole) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries (taken as a whole) (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

(b) the present fair salable value of the assets of the Borrower and its Subsidiaries (taken as a whole) is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries (taken as a whole) on their debts as they become absolute and matured;

(c) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they become absolute and matured; and

(d) the Borrower and its Subsidiaries are not engaged in any business, as conducted on the Closing Date and as proposed to be conducted following the Closing Date, for which the property of the Borrower and its Subsidiaries (taken as a whole) would constitute an unreasonably small capital.

IN WITNESS WHEREOF, I have delivered this certificate this _____ day of [     ].

AMERISOURCEBERGEN CORPORATION

By
Name:
	Title:	Chief Financial Officer